UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2010

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name Of Registrant As Specified In Charter)

Bermuda	001-31721	98-0395986
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

92 Pitts Bay Road

Pembroke, Bermuda HM 08

(Address of principal executive offices, including zip code)

(441) 405-2600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 26, 2010, AXIS Capital Holdings Limited (the “Company”) announced that David B. Greenfield, the Company’s Executive Vice President and Chief Financial Officer, will resign from his position effective November 30, 2010 (the “Effective Date”).

(e) Under the terms of a separation agreement between Mr. Greenfield and the Company (the “Separation Agreement”) Mr. Greenfield will receive cash payments totaling $5,000,000. The Separation Agreement provides that Mr. Greenfield will continue to receive his salary at his current annual base salary rate through the Effective Date, along with employee benefits to which he may currently be entitled under the Company’s employee benefit plans. Any equity awards previously granted to Mr. Greenfield that have not vested as of the Effective Date will be forfeited. Mr. Greenfield will execute a general release and waiver as a condition of receiving the cash payments provided for in the Separation Agreement. A copy of the Separation Agreement is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement dated August 23, 2010 by and among AXIS Capital Holdings Limited, AXIS Specialty U.S. Services, Inc. and David B. Greenfield

99.1	Press Release of AXIS Capital Holdings Limited, dated August 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2010

AXIS CAPITAL HOLDINGS LIMITED

By:	/S/ RICHARD T. GIERYN, JR.
Richard T. Gieryn, Jr.
General Counsel